Exhibit 99.1

Contacts: Investors: Risa Fisher 212-624-3817 rfisher@webmd.net	Media: Jennifer Newman 212-624-3912 jnewman@webmd.net
WebMD Reports Preliminary Third Quarter Financial Results
WebMD and Yahoo! Enter into Exclusive Multi-Year Search and Advertising Distribution
Agreements
WebMD Announces Third Quarter Earnings Release Date and Conference Call
NEW YORK, NY (October 16, 2007) — WebMD Health Corp. (Nasdaq: WBMD), the leading provider of health information services, today announced preliminary financial results for the three months ended September 30, 2007.
Preliminary Results for the Three Months Ended September 30, 2007
WebMD expects that it will report the following financial results for the third quarter of 2007:
•	Revenue of $86.0 to $87.0 million, an increase of approximately 30% over the $66.6 million reported in the prior year period. Prior guidance was $89.0 to $94.0 million.

•	Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) of $22.8 to $23.8 million, an increase of approximately 59% over the $14.6 million reported in the prior year period. Prior guidance was $22.0 to $24.5 million.

•	Net income of $10.8 to $11.7 million as compared to $0.5 million reported in the prior year period. Prior guidance was $8.2 to $10.6 million.
Traffic to The WebMD Health Network was approximately 40 million average monthly unique visitors and 860 million page views, an increase of 24% and 18%, respectively, over the prior year. Excluding the prior year period’s traffic from AOL (which ceased to be part of The WebMD Health Network earlier this year), the average monthly unique visitors to The WebMD Health Network increased approximately 32% and page view traffic increased approximately 22%.
“We continued to experience strong sales growth of advertising and sponsorship programs in the pharmaceutical, bio-tech and medical device markets this past quarter. However, the timing of the launch of these programs is more weighted to 2008 than we had expected. Additionally, as we have previously discussed, we have been experiencing a lengthened sales and implementation cycle in our private portals business. Our Adjusted EBITDA continues to demonstrate that we are realizing the benefits of our investments in infrastructure improvements,” said Wayne Gattinella, President and CEO of WebMD.

The above information is preliminary. WebMD is completing its normal closing process and will provide third quarter financial results and revised financial guidance for the fourth quarter on November 7, 2007.
WebMD and Yahoo! Sign Exclusive Multi-Year Search and Advertising Distribution Agreements
In a separate release today, WebMD and Yahoo! Inc. announced that they had entered into exclusive, multi-year search and advertising distribution agreements. Under the new agreements, WebMD will extend its advertising reach to include WebMD users across Yahoo! properties and services. WebMD will be the only significant online health publisher to represent Yahoo!’s advertising inventory. In addition, Yahoo! will power sponsored search across the WebMD network of consumer sites, including WebMD Health, MedicineNet, eMedicine Health and RxList.
“These strategic agreements, which dramatically extend WebMD’s ability to uniquely reach health-involved consumers across the breadth of both WebMD and Yahoo! properties, will create incremental revenue opportunities for us,” said Wayne Gattinella, President and CEO of WebMD. “We’re pleased to bring Yahoo’s world class sponsored search capability to WebMD users as they seek credible health information on our network of consumer sites.”
WebMD and HLTH Third Quarter Earnings Release Date and Joint Conference Call
WebMD and HLTH Corporation (Nasdaq: HLTH), which owns 84% of WebMD’s common stock, will release their respective financial results for the three months ended September 30, 2007 at approximately 4:00 pm (ET) on Wednesday, November 7, 2007 and will host a joint conference call on that day at 4:45 pm (ET) to discuss those results. As indicated by HLTH Corporation at its Annual Meeting of Stockholders on September 18, 2007, it is exploring alternatives that could allow HLTH Corporation’s stockholders to have a more direct investment in WebMD. An update is expected to be provided on the November 7, 2007 conference call. Investors can access the call via webcast at www.wbmd.com (in the Investor Relations section). A replay of the call and a copy of the press release with final financial results will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (NASDAQ: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: WebMD’s preliminary third quarter results and other preliminary measures of WebMD’s performance for that quarter (which reflect what WebMD expects to report and are subject to adjustment); WebMD’s future financial results and other measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from the agreements with Yahoo! referred to in this press release, from new products or services and from other potential sources of additional revenue; and explorations of alternatives that could allow HLTH Corporation’s stockholders to have a more direct investment in WebMD. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and the feasibility of alternatives to allow HLTH Corporation’s stockholders to have a more direct investment in WebMD. Further information about these matters can be found in our Securities and Exchange Commission filings. With respect to the preliminary financial information included in this press release, during WebMD’s closing process and the preparation of final consolidated financial statements and related notes, WebMD may identify items that would require adjustments to amounts included in the preliminary results. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. Annex A attached to this press release includes reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex B.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.